Nelnet Reports Fourth Quarter 2013 Results

•	GAAP net income $1.52 per share, $1.51 per share excluding adjustments

•	16 percent increase in revenue from Student Loan and Guaranty Servicing segment

•	Net student loan assets of $25.9 billion

LINCOLN, Neb., February 27, 2014-Nelnet (NYSE: NNI) today reported GAAP net income of $70.5 million, or $1.52 per share, for the fourth quarter of 2013, compared with GAAP net income of $56.6 million, or $1.20 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $70.1 million, or $1.51 per share, for the fourth quarter of 2013, compared with $48.1 million, or $1.02 per share, for the same period in 2012. The company reported income from derivative market value and foreign currency adjustments of $0.4 million after tax, or $0.01 per share, for the fourth quarter of 2013, compared with income of $8.5 million after tax, or $0.18 per share, for the fourth quarter of 2012.

The increase in net income in 2013 compared with 2012 was due to increases in net interest income earned on the company’s student loan portfolio and increases in income from the company's fee-based businesses and other investments.

"2013 was a record financial year for us; we achieved the highest earnings in our history," said Jeff Noordhoek, Nelnet chief executive officer. "We continue to deliver consistent results, grow and diversify around our core businesses, and purchase student loan portfolios. In 2014, our focus will be on effectively deploying capital and making investments in core businesses and diversification."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

A substantial portion of Nelnet's student loans are financed for the life of the loan at terms the company has estimated (as of December 31, 2013) will generate significant undiscounted future cash flow of approximately $2.17 billion. During the fourth quarter of 2013, the company purchased $1.9 billion of student loans. As of December 31, 2013, net student loan assets were $25.9 billion.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2013, Nelnet reported net interest income of $108.7 million, compared with $90.6 million for the same period a year ago. Net interest income included $38.8 million and $35.5 million of fixed rate floor income in the fourth quarters of 2013 and 2012, respectively.   Core student loan spread increased to 1.56 percent for the fourth quarter of 2013, compared with 1.44 percent for the same period in 2012. This increase was due to the improved relationship between the interest rate indices governing what the company earns on its loans (one-month LIBOR) and what the company pays to fund such loans (three-month LIBOR).

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the fourth quarters of 2013 and 2012 of $103.9 million and $98.2 million, respectively. Net income from fee-based operating segments was $12.0 million for the fourth quarter of 2013, up from $9.0 million for the same period in 2012. Certain intangible assets within the company's fee-based operating segments became fully amortized in 2012, which improved net income by $2.9 million during the fourth quarter of 2013, compared with the same period in 2012.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 16 percent, or $8.6 million, to $63.2 million for the fourth quarter of 2013, up from $54.6 million for the fourth quarter of 2012. The increase in revenue was the result of growth in servicing volume under the company's contract with the U.S. Department of Education (Department) and collection revenue from guaranty agencies.

As of December 31, 2013, the company was servicing $110.5 billion of loans for 5.3 million borrowers on behalf of the Department, compared with $68.8 billion of loans for 3.9 million borrowers as of December 31, 2012. Revenue from this contract increased to $28.9 million for the fourth quarter of 2013, up from $19.4 million for the same period a year ago.

For the fourth quarter of 2013, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $19.0 million, an increase of $1.3 million, or 7 percent, from the same period in 2012. The company reported fourth quarter of 2013 revenue from its Enrollment Services segment of $21.7 million, compared with $25.9 million for the same period in 2012.

Other Income

Other income increased $9.0 million to $16.0 million for the fourth quarter of 2013, compared with $7.0 million for the same period in 2012. The increase was due to increases in investment advisory fee revenue, which totaled $5.9 million for the fourth quarter of 2013, compared with $0.6 million for the same period in 2012, and in net realized and unrealized gains on investments, which totaled $3.9 million for the fourth quarter of 2013, compared with $0.9 million for the same period in 2012.

Operating Expenses

The company reported consolidated operating expenses of $111.6 million for the fourth quarter of 2013, compared with $109.2 million for the same period in 2012.

Year End Results

GAAP net income for the year ended December 31, 2013 was $302.7 million, or $6.50 per share, compared with GAAP net income of $178.0 million, or $3.76 per share, for 2012. Excluding derivative market value and foreign currency adjustments, net income in 2013 was $272.5 million, or $5.85 per share, compared with $207.4 million, or $4.38 per share, for 2012. The derivative market value and foreign currency adjustments were income of $30.1 million after tax, or $0.65 per share, during 2013, compared with an expense of $29.4 million after tax, or $0.62 per share, for 2012.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; risks related to the availability of government funds and actual extension of the company's loan servicing contract with the Department for an additional five years and the company's ability to maintain and increase volumes under that contract to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the expected reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December, 31, 2013.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)

	Three months ended			Year ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loan interest	$165,865	158,675	154,663	638,142	609,237
Investment interest	2,006	1,562	1,326	6,668	4,616
Total interest income	167,871	160,237	155,989	644,810	613,853
Interest expense:
Interest on bonds and notes payable	59,135	55,315	65,391	230,935	268,566
Net interest income	108,736	104,922	90,598	413,875	345,287
Less provision for loan losses	3,500	5,000	3,500	18,500	21,500
Net interest income after provision for loan losses	105,236	99,922	87,098	395,375	323,787
Other income (expense):
Loan and guaranty servicing revenue	63,167	64,582	54,584	243,428	209,748
Tuition payment processing and campus commerce revenue	18,988	19,927	17,735	80,682	74,410
Enrollment services revenue	21,735	22,563	25,890	98,078	117,925
Other income	15,981	8,613	7,023	46,298	39,476
Gain on sale of loans and debt repurchases	799	2,138	3,009	11,699	4,139
Derivative settlements, net	(6,407)	(6,688)	(7,112)	(29,636)	(14,022)
Derivative market value and foreign currency adjustments, net	752	(9,960)	13,769	48,593	(47,394)
Total other income	115,015	101,175	114,898	499,142	384,282
Operating expenses:
Salaries and benefits	52,120	48,712	48,633	196,169	192,826
Cost to provide enrollment services	13,864	14,668	16,172	64,961	78,375
Depreciation and amortization	5,274	4,340	8,861	18,311	33,625
Other	40,349	39,887	35,578	149,542	128,738
Total operating expenses	111,607	107,607	109,244	428,983	433,564
Income before income taxes	108,644	93,490	92,752	465,534	274,505
Income tax expense	37,556	30,444	36,099	161,193	96,077
Net income	71,088	63,046	56,653	304,341	178,428
Net income attributable to noncontrolling interest	568	216	19	1,669	431
Net income attributable to Nelnet, Inc.	$70,520	62,830	56,634	302,672	177,997
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.52	1.35	1.20	6.50	3.76
Weighted average common shares outstanding - basic and diluted	46,502,028	46,496,612	47,277,427	46,570,314	47,369,331

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	December 31, 2013	September 31, 2013	December 31, 2012
		(unaudited)
Assets:
Student loans receivable, net	$25,907,589	24,701,112	24,830,621
Non-federally insured student loans receivable - held for sale	—	28,480	—
Cash, cash equivalents, and investments	255,307	284,054	149,343
Restricted cash and investments	902,699	768,621	911,978
Goodwill and intangible assets, net	123,250	124,050	126,511
Other assets	582,004	630,611	589,442
Total assets	$27,770,849	26,536,928	26,607,895
Liabilities:
Bonds and notes payable	$25,955,289	24,858,455	25,098,835
Other liabilities	371,570	300,560	343,847
Total liabilities	26,326,859	25,159,015	25,442,682
Equity:
Total Nelnet, Inc. shareholders' equity	1,443,662	1,377,863	1,165,208
Noncontrolling interest	328	50	5
Total equity	1,443,990	1,377,913	1,165,213
Total liabilities and equity	$27,770,849	26,536,928	26,607,895

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.